THESE SECURITIES ARE NOT REGISTERED UNDER STATE OR FEDERAL SECURITIES LAWS, AND MAY NOT BE OFFERED, OR SOLD, PLEDGED (EXCEPT A PLEDGE PURSUANT TO THE TERMS OF WHICH ANY OFFER OR SALE UPON FORECLOSURE WOULD BE MADE IN A MANNER THAT WOULD NOT VIOLATE THE REGISTRATION PROVISIONS OF FEDERAL OR STATE SECURITIES LAWS) OR OTHERWISE DISTRIBUTED FOR VALUE, NOR MAY THESE SECURITIES BE TRANSFERRED ON THE BOOKS OF THE COMPANY, WITHOUT OPINION OF COUNSEL, CONCURRED IN BY COUNSEL FOR THE COMPANY, THAT NO VIOLATION OF SAID REGISTRATION PROVISIONS WOULD RESULT THEREFROM.

                           CONVERTIBLE PROMISSORY NOTE
                           ---------------------------

US$4,000,000.00                                                July 10, 2003
                                                            Seattle, Washington

     For value received, O2Diesel Corporation, a Washington corporation (the "COMPANY"), promises to pay to Dynamic Touch Ltd. (the "HOLDER"), the principal sum of Four Million and no/100 dollars (US$4,000,000.00). No interest shall accrue from the date of this Convertible Promissory Note (this "NOTE") on the unpaid principal amount. This Note is issued pursuant to a Loan Agreement (the "LOAN AGREEMENT") and a Subscription Agreement (the "SUBSCRIPTION AGREEMENT") between the Company and the Holder each dated effective July 10, 2003 and is subject to the following terms and conditions.

     1.   PAYMENT AND CONVERSION.
          ----------------------

          (a) The Company is issuing this Note in anticipation of receiving subscriptions to purchase shares of the Company's common stock (the "COMMON SHARES") at US$1.50 per share in a private placement offering (the "PRIVATE PLACEMENT OFFERING") under the terms set forth in a Confidential Offering Memorandum dated May 29, 2003.

          (b) After the date hereof and until August 10, 2003 (the "MATURITY DATE"), the Company shall pay any proceeds received in connection with the Private Placement Offering immediately to the Holder toward the unpaid principal sum of this Note. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company.

          (c) The entire unpaid principal sum of this Note will automatically convert into shares of common stock of the Company on the Maturity Date under the terms set forth in the Subscription Agreement; provided however, that notwithstanding the foregoing, the entire unpaid principal sum of this Note shall become immediately due and payable upon the insolvency of the Company, the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of ninety (90) days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.

     2.   ADJUSTMENTS AND CONVERSION.
          --------------------------

          (a) If at any time before the Maturity Date, there shall be (i) an acquisition of the Company by another entity by means of a merger, consolidation, or other transaction or series of related transactions resulting in the exchange of the outstanding shares of the Company's capital stock such that shareholders of the Company prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity, or (ii) a sale or transfer of all or substantially all of the Company's assets to any other person, then, as a part of such acquisition, sale or transfer, lawful provision shall be made so that the Holder shall thereafter be entitled to receive the number of shares of stock or other securities or property of the successor corporation resulting from such acquisition, sale or transfer which the Holder would have been entitled to receive in such acquisition, sale or transfer if the entire unpaid principal sum of this Note had been converted into shares of the Company's common stock at a price of $1.50 per share immediately before such acquisition, sale or transfer.

          (b) If at any time before the Maturity Date, the Company shall (i) declare a distribution payable in, or shall subdivide or combine, its Common Shares, (ii) recapitalize, alter, redesignate or take other action changing the character of the Common Shares, or (iii) take any other action with substantially the same effect, the number of Common Shares, the type of security and/or conversion price shall be proportionately adjusted so as to preserve the rights of the Holder and to provide the Holder rights substantially proportionate to the rights the Holder had prior to such event.

          (c) Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company. At its expense, the Company will, as soon as practicable thereafter, but no later than three (3) business days after the Maturity Date, issue and deliver to the Holder, at its principal office, a certificate or certificates for the Common Shares to which the Holder is entitled upon such conversion. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount.

     3.   TRANSFER; SUCCESSORS AND ASSIGNS. The terms and conditions of this
          --------------------------------
Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, except for transfers to affiliates. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Holder. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee.

     4.   GOVERNING LAW. This Note and all acts and transactions pursuant hereto
          -------------
and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law.

     5.   NOTICES. Any notice required or permitted by this Note shall be in
          -------
writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

     6.   AMENDMENTS AND WAIVERS. Any term of this Note may be amended only with
          ----------------------
the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 6 shall be binding upon the Company, the Holder and each transferee of the Note.

     7.   SHAREHOLDERS, OFFICERS AND DIRECTORS NOT LIABLE. In no event shall any
          -----------------------------------------------
shareholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

                              COMPANY:

                              O2DIESEL  CORPORATION

                              By:   /s/  Eric  Boehnke
                                    ------------------
                                    Eric  Boehnke,  President

                                    Address:  114 Magnolia Street, Suite 400-127
                                    Bellingham,  Washington  98225


HOLDER:


Name:  Dynamic Touch Ltd.

Address:  /s/  C A Lamb
          --------------------
Century Group, Director
-----------------------


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